Exhibit 10.6

Effective May 4, 2023, the compensation paid to our outside directors will consist of:

Type of Fee	Fee
Annual Board Retainer (Cash)	$125,000
Annual Board Retainer (Stock)	$175,000
Annual non-executive Chairman of the Board Retainer, if applicable	$100,000
Annual Lead Director Retainer, if applicable	$40,000
Annual Audit Committee Chair Retainer	$25,000
Annual Committee Chair Retainer (Other Committees)	$20,000
Additional Annual Board Retainer (Cash) (up to one) If director meets one or more of the following during the calendar year: •Serves as a member of a special committee •Attends (in person) more than two off-site committee meetings (excluding the annual Board retreat) •Attends more than thirty (30) meetings of the Board and its regular standing committees	$10,000